Exhibit to
Schedule 13D of
M. Ballard Gardner for
Datigen.com, Inc.










                    ASSET PURCHASE AGREEMENT

                            Between

                       DATIGEN.COM, INC.

                              and

                       M. BALLARD GARDNER


                    Dated December 27, 2001

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                              Index

1.   Definitions                                             1
2.   Basic Transaction                                       5
3.   Representations and Warranties of Seller                6
4.   Representations and Warranties of Buyer                 9
5.   Pre-closing Covenants                                  10
6.   Post-closing Covenants                                 11
7.   Conditions to Obligation to Close                      13
8.   Remedies for Breach of This Agreement                  14
9.   Termination                                            17
10.  Miscellaneous                                          18

Exhibit A -- Form of Assignment

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                    ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 27th day of December 2001, by and between DATIGEN.COM, INC., a Utah corporation (the "Buyer") and M. BALLARD GARDNER, an individual ("Seller"). The Buyer and Seller are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and contractual rights of the business conducted by the Seller as a sole proprietorship under the name "Amerex" in return for cash and common stock of Buyer.

     Now,  therefore,  in consideration of the premises  and  the
mutual  promises  herein  made,  and  in  consideration  of   the
representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions.

     "Acquired Assets" means all right, title, and interest in and to all of the assets constituting the Business described on Exhibit A attached hereto.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Business" means all of the assets and contractual rights of the business conducted by the Seller as a sole proprietorship under the name "Amerex," of or pertaining to trip hazard removal and concrete cutting.

     "Buyer" has the meaning set forth in the preface above.

     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Indemnified Party" has the meaning set forth in 8(d) below.

     "Indemnifying Party" has the meaning set forth in 8(d) below.

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     "Leases"  means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments,
extensions,  renewals,  guaranties  and  other  agreements   with
respect thereto, pursuant to which the Business holds an interest in any real property.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in 2(c) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in 8(d) below.

2.   Basic Transaction.

     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the closing for the consideration specified below in this 2.

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     (b)  Assumption of Liabilities.  Buyer will not assume or be responsible for any of the liabilities of Seller pertaining to the Business existing as of the date of sale of the Acquired
Assets to Buyer.

     (c) Purchase Price. The Buyer agrees to pay to Seller on the effective date of the transaction as the full purchase price for the Acquired Assets 175,000 shares of the restricted common stock of Buyer, and cash in the amount of $200,000.

     (d) Effective Date. The effective date of the purchase and sale of the Acquired Assets is January 1, 2002. The closing of the transactions contemplated by this Agreement shall take place at the offices of Buyer at 3191 North Canyon Road, Provo, Utah 84604, commencing at 2:00 p.m. local time January 3, 2002.

     (e) Deliveries at the Closing. At the closing, (i) Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments in the forms attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; and (ii) the Buyer will deliver to Seller the consideration specified in 2(c) above.

     (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on Exhibit A attached hereto.

3. Representations and Warranties of Seller. Seller represents and warrants to the Buyer that the statements contained in this 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the closing date (as though made then and as though the closing date were substituted for the date of this Agreement throughout this 3).

     (a)    Organization   of   Seller.    Seller   is   a   sole
proprietorship doing business in the state of Utah under the name
"Amerex."

     (b) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

     (c)    Noncontravention.   Neither  the  execution  and  the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments referred to in 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller and its Affiliates is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Seller and its Affiliates is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration,

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termination, modification, cancellation, failure to
give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments referred to in 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises as of the closing. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     (f) Disclosure. The representations and warranties contained in this 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this 3 not misleading.

     (g) Investment. Seller (i) understands that the Buyer's common stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being sold in reliance upon federal and state exemptions for transactions not involving any public offering and for transactions by a person other than an issuer, underwriter, or dealer, (ii) is acquiring the Buyer's common stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer's common stock, and (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer's common stock.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to Seller that the statements contained in this 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the closing date (as though made then and as though the closing date were substituted for the date of this Agreement throughout this 4).

     (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its

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obligations
hereunder.   This  Agreement constitutes the  valid  and  legally
binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c)    Noncontravention.   Neither  the  execution  and  the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments referred to in 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments referred to in 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

      (e) Periodic Reports. The Buyer has delivered to Seller copies of its annual report on Form 10-KSB for the year ended December 30, 2000, and quarterly reports on Form 10-QSB for each of the calendar quarters ended March 31, June 30, and September 30, 2001. All of such reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in therein not misleading.

     (f) Disclosure. The representations and warranties contained in this 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this 4 not misleading.

5. Pre-closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the closing.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in 7 below).

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     (b)  Operation of Business.  Seller will not cause or permit the Business to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

     (c) Preservation of Business. Seller will cause the Business to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (d) Full Access. Seller will permit (and will cause the Business to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business.

     (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in 3 and 4 above.

     (f) Leases. Seller will not cause or permit any Lease to be amended, modified, extended, renewed or terminated; nor shall the Business enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property without the prior written consent of the Buyer.

6. Post-closing Covenants. The Parties agree as follows with respect to the period following the closing.

     (a) General. In case at any time after the closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification there for under 8 below). Seller acknowledges and agrees that from and after the closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business. From and after the closing Buyer will grant to Seller the right to examine and copy during normal business hours at the sole cost and expense of Seller all books, records (including tax records), and financial data, as may be reasonably required for Seller to prepare its annual financial statements and tax returns for the year ended December 31, 2001.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the closing date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole

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cost and expense of  the
contesting or defending Party (unless the contesting or defending
Party is entitled to indemnification there for under 8 below).

     (c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the closing as it maintained with the Business prior to the closing.

7.   Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the closing is subject to satisfaction of the following conditions:

          (i)  the representations and warranties set forth in  3
     above shall be true and correct in all material respects at and as of the closing date;

          (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
     (C) affect adversely the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Business; and

          (iv) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this 7(a) if it executes a writing so stating at or prior to the closing.

     (b)  Conditions to Obligation of Seller.  The obligation  of
Seller to consummate the transactions to be performed by it in connection with the closing is subject to satisfaction of the following conditions:

          (i)  the representations and warranties set forth in  4
     above shall be true and correct in all material respects at and as of the closing date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the closing;

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          (iii)      no  action,  suit, or  proceeding  shall  be
     pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

          (iv) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this 7(b) if it executes a writing so stating at or prior to the closing.

8.   Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. All of the other representations and warranties of the Parties contained in this Agreement shall survive the closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of closing) and continue in full force and effect for a period of two years thereafter.

     (b)  Indemnification Provisions for Benefit of the Buyer.

          (i) In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to 8(a) above, provided that the Buyer makes a written claim for indemnification against Seller pursuant to 10(g) below within such survival period, then Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty, or covenant of Seller until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $5,000 aggregate deductible (after which point Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) and (B) there will be a $200,000 aggregate ceiling on the obligation of Seller to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations, warranties, and covenants of Seller contained in this Agreement.

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          (ii)  Seller  agrees to indemnify the  Buyer  from  and
     against  the entirety of any Adverse Consequences the  Buyer may  suffer resulting from, arising out of, relating to,  in the nature of, or caused by:

               (A) any liability of Seller existing as of the date of closing (including any liability of Seller that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

               (B) any liability of the Seller or its Affiliates for unpaid Income Taxes or other unpaid Taxes with respect to any Tax year or portion thereof ending on or before the effective date.

     (c)  Indemnification Provisions for Benefit of Seller.

          (i) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to 8(a) above, provided that Seller makes a written claim for indemnification against the Buyer pursuant to 10(g) below within such survival period, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty, or covenant of the Buyer until Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $5,000 aggregate deductible (after which point the Buyer will be obligated only to indemnify the Seller from and against further such Adverse Consequences) and (B) there will be a $200,000 aggregate ceiling on the obligation of the Buyer to indemnify the Seller from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations, warranties, and covenants of the Buyer contained in this Agreement.

     (d)  Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified

     Party
     at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with 8(d)(ii) above, however, (A) the
     Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this 8.

     (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate published by the Internal Revenue Service for the month in which the dollar value of the Adverse Consequences are finally determined as the discount rate) in determining Adverse Consequences for purposes of this 8. All indemnification payments under this 8 shall be deemed adjustments to the Purchase Price.

     (f) Exclusive Remedy. The Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this 8 shall be the exclusive remedy of the Buyer and Seller with respect to the Business and the transactions contemplated by this Agreement.

9.   Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the closing
     (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified Seller of the breach, and the breach is not cured prior to closing, or (B) if the closing shall not have occurred on or before January 2, 2002, by reason of the failure of any condition precedent under 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the closing
     (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified the Buyer of the breach, and the breach is not cured prior to closing, or (B) if the closing shall not have occurred on or before January 2, 2002, by eason of the failure of any condition precedent under 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).

10.  Miscellaneous.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     (e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original  but
all   of  which  together  will  constitute  one  and  the   same
instrument.

     (f)   Headings.   The  section headings  contained  in  this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Buyer:    Datigen.com, Inc.
                         Attn:  Joseph Ollivier, President
                         3191 North Canyon Road
                         Provo, Utah 84604

     If to Seller:       M. Ballard Gardner
                         444 North 550 East
                         Orem, Utah 84097

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Utah without giving effect to any choice or conflict of law provision or rule (whether of the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses.  The Parties will each bear its own costs and
expenses   (including  legal  fees  and  expenses)  incurred   in
connection with this Agreement and the transactions contemplated hereby.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n)  Tax Matters.

          (i) Seller will be responsible for the preparation and filing of all Income Tax Returns for the Business for all periods as to which Income Tax Returns are due before or after the closing date, including the tax period ending December 31, 2001. Seller will make all payments required with respect to any such Income Tax Return.

          (ii) The Buyer will be responsible for the preparation and filing of all Income Tax Returns for the Business for all periods commencing on the effective date as to which Income Tax Returns are due after the closing date. The Buyer will make all payments required with respect to any such Income Tax Return.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DATIGEN.COM, INC.

By: /s/ Joseph Ollivier, President

SELLER

/s/ M. Ballard Gardner

                                                        Exhibit A

                ASSIGNMENT AND GENERAL CONVEYANCE

STATE OF UTAH                 }
                              : ss
COUNTY OF __________________  }

     KNOW ALL MEN BY THESE PRESENTS:

      This Assignment and General Conveyance is executed and delivered effective on January 1, 2002, by M. BALLARD GARDNER, an individual, as Seller ("SELLER"), to DATIGEN.COM, INC., a Utah corporation as Buyer ("BUYER").

     W I T N E S S E T H:

     WHEREAS, SELLER is selling to BUYER, and BUYER is purchasing from SELLER, certain assets of SELLER listed on Exhibit A hereto ("Acquired Assets") pursuant to the terms and conditions of that certain Asset Purchase Agreement between the parties dated December 27, 2001 ("Agreement");

      NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:

      1. Conveyance and Delivery. SELLER does hereby convey, grant, bargain, sell, transfer, set over, assign, deliver, and release unto BUYER and BUYER's successors and assigns to have and hold forever, good and marketable title to the Acquired Assets, all as listed and described in the Agreement and Exhibit A hereto.

     2. Title to the Acquired Assets. SELLER hereby represents and warrants that:

      (a) SELLER has good and marketable title to each and every item of the Acquired Assets free and clear of all liens, claims, charges, encumbrances, mortgages, options, restrictions, security agreements, or any other encumbrance of any kind, character, or description whatsoever, except as set forth in the Agreement and the exhibits thereto;

      (b) SELLER has all requisite power and authority to sell, transfer, convey, and deliver the Acquired Assets to BUYER pursuant to this instrument of conveyance; and

      (c) SELLER will defend good and marketable title to the Acquired Assets against any and all adverse claims whatsoever.

      3. Condition of the Acquired Assets. The Acquired Assets are being sold pursuant to this Assignment and General Conveyance in their respective "as is, where is" condition without any representation, warranty, whether express or implied, except as set forth in paragraph 2, above, and the Agreement.

      4. Further Assurances. SELLER agrees to execute and deliver to BUYER any certificates, instruments, releases, and other documents reasonably required to further assure BUYER with respect to, and provide BUYER evidence of its full right, title, and interest in and to the Acquired Assets.

     5.   Definitions.  This Assignment and General Conveyance is
subject  to  all the terms and conditions of the Agreement.   All
defined terms in the Agreement have the same meaning herein as set forth in the Agreement.

      IN WITNESS WHEREOF, this Assignment and General Conveyance has been duly executed and delivered on the ____ day of January
2002.


					     _____________________________
                                   M. Ballard Gardner

     Before me, the undersigned, a Notary Public, in and for said County and State, on this _____ day of January 2002, personally appeared M. Ballard Gardner, to me known to be the identical person who subscribed his name to the foregoing instrument and acknowledged to me that he executed the same as his act and deed.




                                   _____________________________
                                   Notary Public

                                          Exhibit A to Assignment

                         ACQUIRED ASSETS

1. All right to use the business use portion of the leased real property at 444 North 550 East, Orem, Utah 84097.

2. All of the Business' tangible personal property located at the above leased real property consisting of the following:

     1    1989 Dodge 3/4 ton Van                  $2,500
     1    1988 Toyota 1/2 ton Pickup              $1,225
     1    1972 International 3/4 ton Pickup       $1,000
     1    1994 Pace Trailer 8x5                   $  800
     1    1991 E-Z Go Golf Cart                   $  800
     1    1994 ICM Gas powered compressor         $  250
     1    1995 Quincy gas powered compressor      $  100
     12   Bosh Saw Motors                         $  900
     6    Shindawai Blowers                       $  450
     7    Metabo Grinder Motors                   $  350
     1    1998 Generac Generator MC4000           $  250
     2    1999 Generac Generator 4000XL           $  500
     4    2001 Generac Generator 4000XL           $1,250
     15   Hubs                                    $  750
     10   Saw Blades                              $  870
          Miscellaneous tools                     $  700

          TOTAL                                   $12,695

  3. The balance of the purchase price shall be for the following intangible assets:

  All of the Business' agreements, contracts, other similar arrangements, and rights there under.

  All  of the Business' franchises, approvals, permits, licenses,
  orders,   registrations,  certificates,  and   similar   rights
  obtained from governments and governmental agencies.

  All of the Business' books, records, ledgers, files, documents, correspondence, customer lists, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

  All of the Business' inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

  The name and service mark "Amerex" and all other trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

  All of the Business' copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith.

  All of the Business' trade secrets and confidential business information, including, ideas, research and development, know-how, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

  All  of  the  Business'  computer software,  including,  source
  code,    executable   code,   data,   databases   and   related
  documentation.

  All of the Business's advertising and promotional materials.

  All of the Goodwill of Business.